                                                                     EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE
                  Manhattan Towers, Manhattan Beach, California


This Agreement of Purchase and Sale ("Agreement") is made and entered into by and between Purchaser and Seller.

                                    RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

                          ARTICLE 1 - BASIC INFORMATION

         1.1 CERTAIN BASIC TERMS. The following defined terms shall have the meanings set forth below:

                  1.1.1  Seller:                American Industrial Properties
                                                REIT, a Texas real estate
                                                investment trust

                  1.1.2  Purchaser:             Divco West Properties, LLC, a
                                                Delaware limited liability
                                                company

                  1.1.3  Purchase Price:        $55,500,000.00

                  1.1.4  Earnest Money:         $500,000.00 (the "Initial
                                                Earnest Money"), including
                                                interest thereon, to be
                                                deposited in accordance with
                                                Section 3.1 below, to be
                                                increased by $1,000,000.00 (the
                                                "Additional Earnest Money") to
                                                $1,500,000.00, plus interest
                                                thereon, pursuant to Section
                                                3.1.

                  1.1.5  Title Company;
                         Escrow Agent:          Fidelity National Title
                                                1300 Dove Street
                                                Suite 300
                                                Newport Beach, CA
                                                Attention: Connie Mahoney,
                                                           Sales Rep
                                                Telephone: (949) 477-3684
                                                Facsimile: (949) 477-6835
                                                Patty Beverly, Escrow Officer

                  1.1.6  [Intentionally Omitted]



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                  1.1.7  Broker:                Secured Capital Corp.
                                                11150 Santa Monica Boulevard
                                                Suite 1400
                                                Los Angeles, California
                                                Attention: Mr. Steven R. Silk
                                                           Mr. Jay Borzi
                                                Telephone: (310) 477-9600
                                                Facsimile: (310) 477-3436

                  1.1.8  Effective Date:        The date on which a fully
                                                executed counterpart original of
                                                this Agreement is delivered to
                                                Purchaser.

                  1.1.9  Property
                         Information
                         Delivery Date:         The date which is five (5) days
                                                after the Effective Date.

                  1.1.10 Title Commitment
                         Delivery Date:         The date which is ten (10) days
                                                after the Effective Date.

                  1.1.11 [Intentionally Omitted]

                  1.1.12 Title and Survey
                         Review Period:         The period ending twenty (20)
                                                days after Purchaser's receipt
                                                of the initial Title Commitment
                                                and the Existing Survey, but in
                                                any event not later than the
                                                expiration of the Inspection
                                                Period.

                  1.1.13 Inspection Period:     The period  beginning on the
                                                Effective Date and ending on the
                                                earlier of thirty (30) days
                                                after the Effective Date.

                  1.1.14 Closing Date:          The date which is the earlier
                                                of: (i) fifteen (15) days after
                                                the expiration of the Inspection
                                                Period, or (ii) September 30,
                                                2000.



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

         1.2 CLOSING COSTS. Closing costs shall be allocated and paid as follows:

COST                                                                                               RESPONSIBLE PARTY
----                                                                                               -----------------
Title Commitment required to be delivered pursuant to Section 5.1                                  Seller

Premium for standard form Title Policy required to be delivered pursuant to Section 5.4            Seller

Premium for any upgrade of Title Policy for extended or additional coverage and                    Purchaser
any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Costs of New Survey                                                                                Purchaser

Costs for UCC Searches                                                                             Purchaser

Recording Fees                                                                                     Purchaser

Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage                     Seller
taxes or other similar taxes, fees or assessments

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing     Purchaser 1/2
                                                                                                   Seller 1/2

Real Estate Sales Commission to Broker                                                             Seller

All other closing costs, expenses, charges and fees                                                Purchaser

         1.3 NOTICE ADDRESSES:

         Purchaser: Divco West Properties, LLC          Copy to: Pircher, Nichols & Meeks
                    150 Almaden Boulevard                        1999 Avenue of the Stars
                    Suite 700                                    Suite 2600
                    San Jose, California 95113                   Los Angeles, California, 90067
                    Attention: Mr. David A. Taran and            Attention: Real Estate Notices (RCS/JDL)
                               Mr. Michael G. George             Telephone: (310) 201-8900
                    Telephone: (408) 293-9600                    Facsimile: (310) 201-8922
                    Facsimile: (408) 293-9690


         Seller:    American Industrial Properties REIT Copy to: Locke Liddell & Sapp LLP
                    6210 N. Beltline Rd., Suite 170              100 Congress Ave., Suite 300
                    Irving, Texas 75063                          Austin, Texas 78701
                    Attention: Mr. Robert G. Baker and           Attention: Brad B. Hawley, Esq.
                                     Tony Koeijmans, Esq.        Telephone: (512) 305-4706
                    Telephone: (972) 756-6000                    Facsimile: (512) 305-4800
                    Facsimile: (972) 756-0704

         1.4 INDEX OF CERTAIN ADDITIONAL DEFINED TERMS:

         Acceptance Notice..............................................................................Section 4.4
         Accommodating Party..........................................................................Section 12.20
         Additional Rent................................................................................Section 8.1
         Assignment................................................................................Subsection 7.3.2
         CERCLA........................................................................................Section 11.3
         Closing........................................................................................Section 7.1



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
         Current Billing Period.........................................................................Section 8.1
         Current Tax Year...............................................................................Section 8.1
         Deed......................................................................................Subsection 7.3.1
         Due Diligence Termination Notice...............................................................Section 4.1
         ERISA.....................................................................................Subsection 7.4.3
         Exchanging Party.............................................................................Section 12.21
         Hazardous Materials...........................................................................Section 11.4
         Improvements..............................................................................Subsection 2.1.1
         Independent Consideration......................................................................Section 3.2
         Intangible Personal Property..............................................................Subsection 2.1.4
         Land......................................................................................Subsection 2.1.1
         Lease Files...............................................................................Subsection 4.2.1
         Leases....................................................................................Subsection 2.1.2
         Material Damage...........................................................................Subsection 6.2.1
         Permitted Exceptions...........................................................................Section 5.3
         Permitted Outside Parties......................................................................Section 4.8
         Property.......................................................................................Section 2.1
         Property Documents.............................................................................Section 4.5
         Purchaser's Knowledge Standard Employees.......................................................Section 9.3
         RCRA..........................................................................................Section 11.3
         Real Property.............................................................................Subsection 2.1.1
         Reports........................................................................................Section 4.4
         Rules........................................................................................Section 12.21
         Seller's Casualty Termination Notice......................................................Subsection 6.2.1
         Seller's Knowledge Standard Employees..........................................................Section 9.3
         Survey.........................................................................................Section 5.2
         Tangible Personal Property................................................................Subsection 2.1.3
         Taxes..........................................................................................Section 8.1
         Tenant Receivables........................................................................Subsection 8.1.3
         Title Commitment...............................................................................Section 5.1
         Title Policy...................................................................................Section 5.4
         Transaction Documents..........................................................................Section 4.8
         Unbilled Tenant Receivables............................................................Subsection 8.1.3(a)
         Uncollected Delinquent Tenant Receivables..............................................Subsection 8.1.3(a)

                              ARTICLE 2 - PROPERTY

         2.1 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the following property (collectively, the "Property"):

                  2.1.1 REAL PROPERTY. The land located in the City of Manhattan Beach, County of Los Angeles, State of California, described in Exhibit A attached hereto (the "Land"), and commonly known as Manhattan Towers, located at 1230 and 1240 Rosecrans Avenue, together with (i) all buildings, structures, and improvements located on the Land (the "Improvements"), (ii) all of Seller's right, title and interest in and to all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the Land, and (iii) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the "Real Property").

                  2.1.2 LEASES. All of Seller's right, title and interest in and to all leases, lease amendments, lease guaranties, subleases, assignments and other related agreements of the Real Property,



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all as set forth in the Rent Roll, in addition to those leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Leases").

                  2.1.3 TANGIBLE PERSONAL PROPERTY. All of Seller's right, title and interest in and to the equipment, machinery, fixtures, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the "Tangible Personal Property").

                  2.1.4 INTANGIBLE PERSONAL PROPERTY. All of Seller's right, title and interest, if any in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable); warranties (to the extent assignable); contract rights related to the construction, operation, ownership or management of the Real Property, if any (but only to the extent assignable and Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, certificates of occupancy, approvals and licenses, if any (to the extent assignable); and telephone exchange numbers (to the extent assignable) (collectively the "Intangible Personal Property").

                            ARTICLE 3 - EARNEST MONEY

         3.1 DEPOSIT AND INVESTMENT OF EARNEST MONEY. Within one (1) business day after the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If Purchaser delivers the Acceptance Notice in accordance with Section 4.4, Purchaser shall, within two (2) business days after the expiration of the Inspection Period, deposit the Additional Earnest Money as specified in Subsection 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

         3.2 INDEPENDENT CONSIDERATION. Simultaneously with the delivery of the Initial Earnest Money to the Title Company by the Purchaser, Purchaser shall pay to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller's performance under this Agreement (the "Independent Consideration"), which shall be retained by Seller in all instances, and shall not be applied against the Purchase Price.

         3.3 FORM; FAILURE TO DEPOSIT. The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money or the Independent Consideration within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

         3.4 DISPOSITION OF EARNEST MONEY. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser has not delivered the Acceptance Notice to Seller prior to the expiration of the Inspection Period pursuant to Section 4.4, Escrow Agent shall pay the entire



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Earnest Money to Purchaser within one (1) business day following the expiration of the Inspection Period (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if this Agreement is terminated pursuant to Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4, Escrow Agent shall, upon receipt of written notice from the party requesting disbursement of the Earnest Money (the "Disbursement Notice"), deliver a copy of the Disbursement Notice to the other party to this agreement, and unless the other party hereto notifies Escrow Agent within ten
(10) business days of its receipt of the Disbursement Notice that it disputes the right of the other party to receive the Earnest Money, Escrow Agent shall deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof. If the release of the Earnest Money pursuant to a Disbursement Notice is disputed, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

                            ARTICLE 4 - DUE DILIGENCE

         4.1 DUE DILIGENCE MATERIALS TO BE DELIVERED. To the extent such items are in Seller's possession, Seller shall deliver to Purchaser the following (the "Property Information") on or before the Property Information Delivery Date:

                  4.1.1 RENT ROLL; LEASES. A current rent roll ("Rent Roll") for the Property, which Rent Roll shall include, without limitation, for each Lease, the tenant's name, address, lease date, square footage of the space occupied and suite number, lease commencement and termination date, security deposit, monthly rental (including any and all rent step ups) and all other charges payable under such Lease (including a description of the base year and the tenant's share of CAM reimbursements), and a description of any extension, renewal or expansion options or rights of first offer or refusal with respect to the Property, together with copies of all Leases affecting the Property;

                  4.1.2 FINANCIAL INFORMATION. Copies of operating statements, a summary of capital expenditures pertaining to the Property and, budgets (operating and capital expenditure), all for the current calendar year and the previous two (2) calendar years preceding the Effective Date of this Agreement or such lesser period as Seller has owned the Property ("Operating Statements");

                  4.1.3 LEASE FORM. A Copy of Seller's current standard lease form;

                  4.1.4 PENDING LEASES. Copies of all information relating to any pending leases, lease renewals, or lease modifications and the terms thereof;

                  4.1.5 ENVIRONMENTAL REPORTS. Copies of any environmental or site assessments related to the Property prepared for the benefit of Seller, or otherwise in Seller's possession, including, without limitation, any soils reports, asbestos surveys, and phase I or phase II environmental reports;

                  4.1.6 PHYSICAL REPORTS. Copies of any reports or studies regarding the physical or structural condition of the Property prepared for the benefit of Seller, or otherwise in Seller's possession, including, without limitation, any seismic, structural, or ADA compliance reports;

                  4.1.7 TAX STATEMENTS. Copy of ad valorem tax statements relating to the Property for the current tax period, and the previous two (2) years;



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                  4.1.8 TITLE AND SURVEY. Copy of Seller's existing title
policy, most current title insurance information and survey of the Property (the "Existing Survey");

                  4.1.9 SERVICE CONTRACTS. A list, together with copies, of service, supply, equipment rental, and other service contracts related to the operation of the Property (the "Service Contracts"), such list indicating whether or not such Service Contracts may be terminated upon 30 days prior written notice without penalty; and

                  4.1.10 PERSONAL PROPERTY. A list of Tangible Personal
Property.

         4.2 DUE DILIGENCE MATERIALS TO BE MADE AVAILABLE. To the extent such items are in Seller's possession, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's property manager located in Los Angeles, California, or at the Property, at any time after the Effective Date and continuing through the Closing Date, the following items and information (the "Additional Property Information"), and Purchaser at its expense shall have the right to make copies of same:

                  4.2.1 LEASE FILES. The lease files for all tenants, including all correspondence and billing records ("Lease Files");

                  4.2.2 MAINTENANCE RECORDS AND WARRANTIES. Maintenance work orders for the twelve (12) months preceding the Effective Date of this Agreement and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

                  4.2.3 PLANS AND SPECIFICATIONS. Building plans and specifications relating to the Property;

                  4.2.4 LICENSES, PERMITS AND CERTIFICATES OF OCCUPANCY. Licenses, permits and certificates of occupancy relating to the property; and

                  4.2.5 ADDITIONAL ITEMS. Such other information relevant to the Property and its construction, use and operation as may be reasonably requested by Purchaser.

         4.3 PHYSICAL DUE DILIGENCE. Commencing on the Effective Date and continuing until the Closing, Purchaser and Purchaser's representatives shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Purchaser must give Seller twenty-four
(24) hours' prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller's prior written consent (which consent shall not be unreasonably withheld), (ii) prior to performing any inspection or test, upon request by Seller, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of comprehensive general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (iii) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in Section 4.11 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7



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hereof, Purchaser or Purchaser's representatives may meet with any tenant;
provided, however, Purchaser must contact Seller at least twenty-four (24) hours in advance by telephone or fax to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires (provided, however, that Purchaser shall be under no obligation to reschedule such meeting to accommodate Seller). Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser's representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement.

         4.4 DUE DILIGENCE/TERMINATION. Purchaser shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason in its sole and absolute discretion by giving written notice of termination to Seller and Escrow Agent on or before the last day of the Inspection Period. If during the Inspection Period, Purchaser determines in its sole and absolute discretion that the Property is acceptable, Purchaser shall deliver written notice of same (the "Acceptance Notice") to Seller and Escrow Agent prior to the expiration of the Inspection Period, in which event this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. If Purchaser fails for any reason or for no reason in its sole and absolute discretion to deliver the Acceptance Notice to Seller prior to the expiration of the Inspection Period pursuant to this
Section 4.4, then this Agreement shall automatically terminate without the requirement of further action by any party, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

         4.5 RETURN OF DOCUMENTS AND REPORTS. If this Agreement terminates for any reason other than Seller's default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property Documents and copies thereof in Purchaser's possession. Additionally, if this Agreement terminates for any reason other than Seller's default, then Purchaser shall, upon Seller's written request, deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property; provided, however, that as a condition to the delivery of such Reports, Seller shall reimburse Purchaser for Purchaser's out of pocket cost in copying and delivering the same. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser's obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

         4.6 SERVICE CONTRACTS. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations first arising from and after the Closing Date under those Service Contracts that Purchaser has agreed to assume.

         4.7 PROPRIETARY INFORMATION; CONFIDENTIALITY. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser or Purchaser's



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representatives solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence, or for its future management and operation of the Property. Purchaser shall not disclose the contents to any person other than its attorneys, consultants, those persons who are responsible for determining the feasibility of Purchaser's acquisition of the Property, or any person in connection with any debt or equity investment in the Property on behalf of Purchaser or presently existing or future direct or indirect members, and who have agreed to preserve the confidentiality of such information as required hereby (collectively, the "Permitted Outside Parties"). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

         4.8 NO REPRESENTATION OR WARRANTY BY SELLER. Purchaser acknowledges that, except as expressly set forth in this Agreement and in the documents delivered by the parties at the Closing as required by this Agreement (collectively, the "Transaction Documents"), Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Except as expressly stated in the Transaction Documents, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except for the representations and warranties provided for in the Transaction Documents, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents.

         4.9 PURCHASER'S RESPONSIBILITIES. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (i) not unreasonably disturb the tenants or interfere with their use of the Property pursuant to their respective Leases;
(ii) not materially interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law.

         4.10 PURCHASER'S AGREEMENT TO INDEMNIFY. Purchaser indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) ("CLAIMS") for injuries to persons or property arising out of and to the extent caused by the acts and omission of Purchaser in connection with Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.7 and 4.9; provided, however, the indemnity shall not extend to protect Seller from liability from any matters merely



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discovered by Purchaser (i.e., latent environmental contamination) so long as
Purchaser's actions do not aggravate the same. Purchaser's obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

                          ARTICLE 5 - TITLE AND SURVEY

         5.1 TITLE COMMITMENT. Seller shall use commercially reasonable efforts to cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (i) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on a CLTA Standard Form commitment, with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

         5.2 NEW OR UPDATED SURVEY. Purchaser may elect to obtain a new survey or revise, modify, or re-certify the Existing survey (the "New Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

         5.3 TITLE REVIEW. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Existing Survey and, by giving notice to Seller on or before the end of the Title and Survey Review Period, may object to any title exception in the Title Commitment or any matter appearing in the Existing Survey or the New Survey. Notwithstanding the foregoing, provided that Purchaser orders the New Survey within ten (10) days of the Effective Date but does not receive the New Survey at least five (5) business days prior to the end of the Title and Survey Review Period, Purchaser shall have until the date which is five (5) business days after its receipt of the New Survey (but not later than five (5) business days before the Closing Date) to object to any matter appearing in the New Survey which did not appear in the Existing Survey. Purchaser shall be deemed to have approved title to the Property as shown in the Title Commitment unless Purchaser objects to any title exception or survey matter in accordance with this Section
5.3. If Purchaser makes any such objection, Seller may, by giving notice to Purchaser within four (4) business days of Seller's receipt of Purchaser's objection, elect either to cure such objection or not to cure such objection. Seller shall be deemed to have elected not to cure any such objection unless Seller expressly, in writing, elects to cure any such objection in accordance with this Section 5.3. If Seller elects to cure any such objection, Seller shall cure the title exception in question on or before the Closing Date. If Seller elects (or is deemed to have elected) not to cure any such objection, Purchaser shall have the right, by giving notice to Seller within one (1) business day after the date Purchaser receives notice of Seller's election not to cure, or the date Seller is deemed to have elected not to cure, the objection, either to terminate this Agreement (in which case the Earnest Money shall be returned to Purchaser, and, except as otherwise provided herein, the parties shall have no further liability or obligation hereunder) or to withdraw such objection and accept title to the Property subject to the title exception or survey matter in question. If Purchaser does not exercise the right to terminate this Agreement in accordance with this Section 5.3, Purchaser shall be deemed to have approved title to the Property set forth in the Title Commitment, the Existing Survey and New Survey subject to the exception in question and to have withdrawn such objection. Any matters set forth in any update of the Title Commitment, or the New Survey shall be subject to the express written approval of Purchaser.

         Seller shall have no obligation to cure title objections, except mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics' liens and judgment liens) affecting the Property and all indebtedness secured thereby (collectively, the "Existing Liens"), which Existing Liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any Existing Liens. Seller further agrees to remove any exceptions or encumbrances to title which are created after the Effective Date without Purchaser's consent. The term "Permitted Exceptions" shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove, or cause to be removed, from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove or has not agreed to remove, or cause to be removed, as provided above; matters created by, through or under Purchaser; items shown on the Existing Survey and the New Survey which Seller is not required to remove or has not agreed to remove, or cause to be removed, as provided above; real estate taxes not yet due and payable (subject to proration as provided herein); rights of tenants under the Leases, as tenants only; and any licensees under any Service Contracts which Purchaser has elected to assume as of Closing.

         5.4 DELIVERY OF TITLE POLICY AT CLOSING. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an ALTA Form B (1970, amended 10/17/70) extended coverage owner's title policy of title insurance (the "Title Policy"), or equivalent form reasonably acceptable to Purchaser, in accordance with the Title Commitment, insuring Purchaser's title to the Property in the full amount of the Purchase Price and dated as of the Closing Date, indicating title to the Real Property is vested of record in Purchaser, subject only to the Permitted Exceptions, and containing the following endorsements and coverages: (1) access (CLTA 103.7):
(2) contiguity (CLTA 116.4); (3) survey (CLTA 116.1); (4) comprehensive (CLTA 100, modified for owner); (5) zoning 3.1 (with parking and loading if applicable); (6) subdivision; (7) tax parcel; (8) Fairway; and (9) such other endorsements and coverages as may be reasonably requested by Purchaser during the Title and Survey Review Period, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

                     ARTICLE 6 - OPERATIONS AND RISK OF LOSS

         6.1 ONGOING OPERATIONS. From the Effective Date through Closing:

                  6.1.1 LEASES AND SERVICE CONTRACTS. Seller will perform its obligations under the Leases and Service Contracts.

                  6.1.2 NEW CONTRACTS. Except as provided in Subsection 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminated on or before the Closing.

                  6.1.3 MAINTENANCE OF IMPROVEMENTS; REMOVAL OF PERSONAL PROPERTY. Subject to Sections 6.2 and 6.3, Seller shall manage, operate, repair and maintain all Improvements and the Property substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with sound management practices and Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of an equal or better quality and quantity as the removed item of Tangible Personal Property. Seller shall keep in force property insurance covering all Improvements, and Tangible Personal Property included in the Property insuring against risks of physical loss or damage, subject to standard exclusions, with such policy limits as Seller determines is prudent in the exercise of sound property management practices.

                  6.1.4 LEASING.

                  (a) Between the date Effective Date and the Closing Date, Seller shall not enter into any new lease or other agreement affecting the Property, or modify or terminate any existing lease or other agreement affecting the Property (each a "New Lease"), without first obtaining Purchaser's approval, which approval may be withheld in Purchaser's sole and absolute discretion. Seller shall deliver to Purchaser, together with any request for approval of a New Lease, a lease analysis summary containing a description of the material terms of such New Lease (including a description of term, space rented, rental, security deposit, base year, percentage share, and any extension or expansion options), a description of the proposed tenant and its proposed use of the premises and whatever financial information on the proposed tenant Seller has received, a breakdown of all "Leasing Costs" (as defined below) in connection with such New Lease, as well as any additional information reasonably requested by Purchaser (including, without limitation, if applicable, an environmental questionnaire). If Purchaser fails to give Seller notice of its approval or disapproval of any such proposed New Lease within two (2) business days after Seller notifies Purchaser of Seller's desire to take enter into such New Lease, then Purchaser shall be deemed to have given its approval. As used herein with respect to a Lease or a New Lease, "Leasing Costs" means all leasing costs incurred in connection with such Lease or New Lease, including, without limitation, any leasing commissions and attorneys' fees payable in connection therewith, the costs of any improvements required to be constructed by the landlord thereunder, and any tenant improvement allowances, rent credits or abatements, moving allowances take over obligations or other tenant inducements granted thereunder to the tenant.

                  (b) Seller shall be solely responsible for all Leasing Costs in connection with the existing Leases, and to the extent that any such Leasing Costs remain unpaid or uncredited at the Closing, Purchaser shall receive a credit against the Purchase Price for the same. With respect to (i) any New Lease entered into by Seller between the Effective Date and the Closing Date with the approval of Purchaser pursuant to Subsection 6.1.4(a) or (ii) any exercise between the Effective Date and the Closing Date by a tenant under an existing Lease of an extension, renewal or expansion option expressly provided for under such Lease, if Seller performs or pays any Leasing Costs for the same before the Closing, then such Leasing Costs shall be prorated between Seller and Purchaser as of the Closing Date based on the portion of the initial lease term (or in the case of an extension or renewal, the extended term or renewal term, or in the case of an expansion, the term applicable to such expansion space), if any, occurring before 12:01 a.m. on the Closing Date, and the portion of the initial lease term occurring on and after such date and time; provided, however, that there shall be no proration for Leasing Costs constituting free rent or rent credits and no such Leasing Costs shall be prorated unless the same was expressly disclosed (x) in a request for approval which has been approved by Purchaser pursuant to Subsection 6.1.4(a) (in the case of (i) above) or in such Lease (in the case of (ii) above) (and to the extent that Seller has paid such Leasing Costs prior to the Closing Date, then Purchaser shall pay or credit Seller with Purchaser's share of such costs promptly after Seller delivers evidence that it has paid such costs [such as receipts, cancelled checks or lien waivers, where appropriate]). To the extent the Leasing Costs which are to be prorated as provided in the immediately preceding sentence have not been paid or credited by Seller prior to the Closing, Purchaser shall receive a credit for Seller's share of such costs and Purchaser shall thereafter be responsible for the payment of such Leasing Costs (subject to the limitation set forth in the immediately preceding sentence).

         6.2 DAMAGE. If prior to Closing the Property is damaged by fire or other casualty, Seller shall promptly provide Purchaser with notice thereof. Seller shall then reasonably estimate the cost to repair and the time required to complete repairs and will promptly provide Purchaser written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty (but in no event later than the Closing).

                  6.2.1 MATERIAL. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty (30) day period to make such election and to obtain insurance settlement agreements with Seller's insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies, or in the case of an uninsured or underinsured casualty, the restoration cost not covered by insurance as reasonably determined by Seller and Purchaser. For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, in Seller's reasonable estimation, exceeds $250,000.00 to repair or which, in Seller's reasonable estimation, will take longer than ninety (90) days to repair.

                  6.2.2 NOT MATERIAL. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement, and Seller shall, at Purchaser's option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, (ii) credit Purchaser at Closing for the reasonable cost to complete the repair or any uncompleted repairs (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs), or (iii) assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and provide Purchaser with a credit at Closing for any deductible amount or uninsured or underinsured restoration costs as set forth in Subsection 6.2.1.

         6.3 CONDEMNATION. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Seller shall promptly deliver notice of same to Purchaser, and Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

                               ARTICLE 7 - CLOSING

         7.1 CLOSING. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

         7.2 CONDITIONS TO PARTIES' OBLIGATION TO CLOSE. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

                  7.2.1 REPRESENTATIONS AND WARRANTIES. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (as if made on and as of the Closing Date);

                  7.2.2 DEFAULTS. As of the Closing Date, the other party shall not be materially in default in the performance of any material covenant to be performed by it under this Agreement;

                  7.2.3 DELIVERIES. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing;

                  7.2.4 ACTIONS, SUITS, ETC. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party's ability to perform its obligations under this Agreement; and

                  7.2.5 ESTOPPEL CERTIFICATES. Purchaser shall have received, at least five (5) business days prior to the Closing Date, an estoppel certificate substantially in the form of Exhibit D attached hereto (as modified to address specific reasonable concerns arising as a result of Purchaser's review of the Leases) or, if any Lease prescribes a particular form of estoppel, the form required by the Lease, confirming the information set forth in Exhibit D and the accuracy of Seller's representations with respect to such Lease set forth in
Section 9.1 and containing no adverse additions or changes, from (i) TRW, a tenant under a Lease of a portion of the Property, and (ii) tenants under Leases demising seventy percent (70%) of the leasable area of the Property (excluding the space demised by the TRW Lease) (collectively, the "Estoppel Certificates"). Seller shall use diligent efforts to obtain the Estoppel Certificates prior to the Closing Date (and in any event, the form Estoppel Certificates shall be completed by Seller and sent out to the tenants under the Lease not later than fifteen (15) days after the Effective Date). In addition, although not a condition to Closing, Seller shall use diligent efforts to cooperate in obtaining separate subordination, nondisturbance and attornment agreements from the tenants under the Leases, in a form reasonably requested by Purchaser's lender, prior to the Closing Date.

         So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition.

         7.3 SELLER'S DELIVERIES IN ESCROW. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

                  7.3.1 DEED. A grant deed in form acceptable for recordation under the law of the state where the Property is located and restating (in summary form) the provisions of Article 11 hereof, subject only to the Permitted Exceptions, executed and acknowledged by Seller, conveying to Purchaser the Real Property (the "Deed");

                  7.3.2 BILL OF SALE, ASSIGNMENT AND ASSUMPTION. A Bill of Sale, Assignment and Assumption of Tangible Personal Property, Intangible Personal Property, Leases and Contracts in the form of Exhibit B attached hereto (the "Assignment"), executed and acknowledged by Seller, vesting in Purchaser, all of Seller's right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

                  7.3.3 EXISTING LIENS. Seller shall deliver releases of the Existing Liens satisfactory to the Title Company;

                  7.3.4 CONVEYANCING OR TRANSFER TAX FORMS OR RETURNS. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

                  7.3.5 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit and Form 590RE executed by Seller;

                  7.3.6 AUTHORITY. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

                  7.3.7 ADDITIONAL DOCUMENTS. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

         7.4 PURCHASER'S DELIVERIES IN ESCROW. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

                  7.4.1 BILL OF SALE, ASSIGNMENT AND ASSUMPTION. The Assignment, executed and acknowledged by Purchaser;

                  7.4.2 CONVEYANCING OR TRANSFER TAX FORMS OR RETURNS. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property; and

                  7.4.3 ADDITIONAL DOCUMENTS. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

         7.5 CLOSING STATEMENTS. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

         7.6 PURCHASE PRICE. At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on or before 1:00 p.m. local time on the Closing Date, then the closing statements and related prorations will be revised as necessary.

         7.7 POSSESSION. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

         7.8 DELIVERY OF BOOKS AND RECORDS. After the Closing, Seller shall deliver to the offices of Purchaser's property manager or to the Real Property the following: the original Leases and Service Contracts, and to the extent in Seller's or its property manager's possession or control, the Lease Files, maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

         7.9 NOTICE TO TENANTS. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form of Exhibit C attached hereto, or such other form as may be required by applicable state law.

                  ARTICLE 8 - PRORATIONS, DEPOSITS, COMMISSIONS

         8.1 PRORATIONS. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: (a) "Tenant Receivables" (as defined below); (b) obligations under Service Contracts for the current billing period of the service provider in which the Closing occurs (the "Current Billing Period"); and (c) real property taxes and assessments ("Taxes") for the fiscal year of the taxing authority in which the Closing occurs (the "Current Tax Year"). Specifically, the following shall apply to such prorations:

                  8.1.1 TAXES. Real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). Seller shall be responsible for real estate taxes and assessments on the Property payable in respect to periods prior to the Current Tax Year. Upon the Closing Date and subject to the adjustment provided for above, Purchaser shall be responsible for real estate taxes and assessments on the Property payable in respect to the Current Tax Year and all periods after the Current Tax Year, and shall also be responsible for any additional Taxes arising out of a change in the use or ownership of the Real Property occurring on or after the Closing Date, and Purchaser shall indemnify Seller from and against any and all such additional Taxes, which indemnification obligation shall survive the Closing. If Taxes for Current Tax Year are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to the Current Tax Year, and shall be reprorated upon receipt of final tax bills for Current Tax Year.

                  8.1.2 UTILITIES. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where required by any applicable utility companies, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

                  8.1.3 TENANT RECEIVABLES. Rents and tenant reimbursements due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, "Tenant Receivables") shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

                  (a) All Tenant Receivables for the month in which the Closing occurs (the "Current Month") for which payment has actually been received by Seller on or prior to the Closing, shall be prorated on the Closing on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Purchaser). After Closing, Purchaser shall apply rent, tenant reimbursements and other income received from the tenant under each Lease after Closing in the following order of priority: (i) first, to the payment of Tenant Receivables first coming due after Closing under such Lease and applicable to the period of time after the Current Month, which amount shall be retained by Purchaser, (ii) second, to payment of the Tenant Receivables due for the Current Month under such Lease, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in the first sentence of this Section 8.1.3(a) (i.e., Seller with Seller's portion thereof to be delivered to Seller); (iii) third, to payment of Tenant Receivables for "Additional Rent" (as defined below) first coming due after Closing under such Lease but applicable to the period of time before Closing ("Unbilled Tenant Receivables"), which amount shall be delivered to Seller; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing under such Lease but not collected by Seller as of Closing (collectively, "Uncollected Delinquent Tenant Receivables"), which amount shall be delivered to Seller. Purchaser shall use ordinary and customary means of collecting Tenant Receivables (including sending out bills for the same on a monthly basis), but shall have no obligation to institute any action against a tenant (and in no event shall Seller institute any action against a tenant after the Closing). Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within five (5) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys' fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts on account of Tenant Receivables from the tenants after the Closing Date, Seller shall remit same to Purchaser within five (5) days after receipt thereof for application pursuant to the terms of this Subsection 8.1.3(a).

                  (b) Tenants may be obligated to pay, as additional rent, certain percentage rent, escalations in base rent and pass-throughs of operating and similar expenses pursuant to the terms of the Leases (collectively, "Additional Rent"). As to any Additional Rent that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Leases after the Closing Date, Seller and Purchaser shall "re-prorate" such Additional Rent (including any portions thereof that may be required to be refunded to Tenant) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of the Leases. Any amounts that may be due Seller as a result of such re-prorations for a particular Lease shall be paid by Purchaser to Seller promptly after Purchaser collects the Tenant Receivable for such amounts from the Tenant (subject to the priorities set forth in Section 8.1.3(a) above), and any amounts that may be due the Tenant from Seller as a result of such re-prorations shall be paid by Seller to Purchaser promptly after written request therefore is delivered to Seller by Purchaser. Notwithstanding anything to the contrary herein, Additional Rent representing Tenant's reimbursements for real estate taxes and assessments shall be prorated as follows: Seller shall be entitled to all such reimbursements payable prior to the Closing Date and Purchaser shall be entitled to all such reimbursements payable on or after the Closing Date; provided that (1) if such reimbursements are payable on a monthly, quarterly or annual basis, then the reimbursement payable in the month, quarter or year, respectively, in which the Closing Date occurs shall be prorated based upon the number of days in such month, quarter or year that are prior to the Closing Date (as to Seller) and the number of days in such month, quarter or year that are on or after the Closing Date (as to Purchaser), and (2) any adjustment (with respect to such a reimbursement) payable after the Closing Date shall be allocated in the same manner as the reimbursement itself.

                  8.1.4 OPERATING EXPENSES. As to each service provider under a Service Contract, operating expenses payable or paid to such service provider in respect to the Current Billing Period, shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

                  8.1.5 LEASING COSTS. The prorations and credits provided for in Section 6.1.4 shall be made at the Closing.

                  8.1.6 NO PRORATION OF CERTAIN ITEMS. Seller and Purchaser agree that (a) except as provided in Section 6.2 in connection with a casualty occurring prior to the Closing, none of the insurance policies relating to the Property will be assigned to Purchaser (and Seller shall pay any cancellation fees resulting from the termination of such policies) and Purchaser shall responsible for arranging for its own insurance as of the Closing; (b) as provided in Section 8.1.2, utilities, including telephone, electricity, water and gas, shall be read on the Closing Date to the extent reasonably feasible;
(c) the Property will not be subject to any Existing Liens; and (d) all employees of Seller performing services at the Property shall be terminated by Seller prior to the Closing Date and Seller shall fully pay such employees prior to the Closing Date all accrued salaries, wages and benefits (including vacation and sick pay), and Purchaser shall not be obligated to rehire such employees. Accordingly, there will be no prorations for insurance, utilities, debt service or payroll. Notwithstanding the foregoing, in the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 8.1.4 above.

                  8.1.7 SURVIVAL. The obligations of the parties under this
Section 8.1 shall survive the Closing.

         8.2 CLOSING COSTS. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2 and Subsection 6.1.4(a).

         8.3 FINAL ADJUSTMENT AFTER CLOSING. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing, but not later than thirty (30) days after such final bills are available. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

         8.4 PREPAID RENT; TENANT DEPOSITS. Prepaid rentals, reimbursements and Additional Rents for periods after the Current Month which have been received as of the Closing, and all tenant security deposits actually paid by the tenants under the Leases (and interest thereon if required by law or contract), to the extent that the same have not been previously applied by Seller in accordance with the Leases, shall be transferred or credited to Purchaser at Closing (and if such deposits are in the form of a letter of credit,

Seller shall reasonably cooperate with Purchaser to cause the same to be reissued to Purchaser); provided, however, that in no event shall Seller apply any such deposits toward the obligations of tenants under the Leases between the date hereof and the Closing Date without the prior written consent of Purchaser in its sole and absolute discretion. As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are credited or transferred to Purchaser. This Section 8.4 shall survive the Closing.

         8.5 COMMISSIONS. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Other than as stated above in this Section 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all Claims arising as a result of such claims and shall survive the Closing.

                   ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

         9.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that:

                  9.1.1 ORGANIZATION AND AUTHORITY. Seller is a real estate investment trust, duly organized and validly existing in the State of Texas. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, duly and validly authorized and executed and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms. The person signing this Agreement on behalf of Seller is authorized to do so.

                  9.1.2 CONFLICTS AND PENDING ACTIONS. There is no agreement to which Seller is a party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement or Seller's obligations hereunder. To Seller's knowledge, there is no litigation, arbitration, or other legal or administrative suit, action or proceeding, including any litigation in connection with any Lease or Service Contract, pending or threatened against Seller or relating to the Property.

                  9.1.3 SERVICE CONTRACTS AND LEASES. Each of the Rent Roll and the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct and complete as of the date of its delivery, and the copies of the Leases and Service Contracts delivered by Seller to Purchaser pursuant to this Agreement shall be true, correct and complete. There are no leases, contracts or agreements or understandings which will affect the Property on the Closing Date other than the Leases set forth in the Rent Roll or permitted to be entered into with the consent of Purchaser under Section 6.1.4 and the Service Contracts set forth in the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement. The Service Contracts, the Permitted Exceptions and the Leases are free from default by Seller and, to the best knowledge of Seller, by any other party thereto. Except as expressly set forth in the Rent Roll, no brokerage or similar fee is due to any party in connection with any renewal, extension, termination or expansion options arising under any of the existing Leases.

                  9.1.4 NOTICES FROM GOVERNMENTAL AUTHORITIES. To Seller's knowledge, except as expressly set forth in the Property Documents, Seller has received no written notice and Seller has no actual knowledge that the present use and operation, or physical condition, of the Property is in violation of any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any federal, state or local governmental or quasi-governmental entity (collectively, "Laws"), including: (i) the Americans with Disabilities Act ("ADA"), (ii) any laws relating to the construction or design of the improvements on the Property, including, without limitation, fire, safety, handicapped access, or seismic design, and (iii) any Laws relating to "Hazardous Materials" (as defined below)

                  9.1.5 BANKRUPTCY. Neither Seller, nor to Seller's actual knowledge, any tenant of the Property, has made or is the subject of a "Bankruptcy/Dissolution Event" (as defined below). As used herein, a "Bankruptcy/Dissolution Event" means any of the following (i) making a general assignment for the benefit of creditors, (ii) filing any voluntary petition in bankruptcy or suffering the filing of any involuntary petition by its creditors,
(iii) suffering the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffering the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitting in writing its inability to pay its debts as they come due, or (vi) making an offer of settlement, extension or composition to its creditors generally.

                  9.1.6 PROPERTY DOCUMENTS. To Seller's actual knowledge, the Property Documents to be delivered to Purchaser, will be complete and correct in all material respects and all documents, financial statements and reports, plans, permits and other information within the Property Documents or made available to Purchaser are true, complete and accurate copies of the originals.

         9.2 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that:

                  9.2.1 ORGANIZATION AND AUTHORITY. Purchaser is a limited liability company duly organized, validly existing and in good standing in the State of Delaware. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, duly and validly authorized and executed and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Purchaser, enforceable in accordance with their terms. The person signing this Agreement on behalf of Purchaser is authorized to do so.

                  9.2.2 CONFLICTS AND PENDING ACTION. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

         9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and shall be remade as of the Closing Date (and if requested by any party, the other party shall deliver a certificate confirming the same at the Closing) and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the "Survival Period"), after which any action for a breach of such representations or warranties which is not the subject of a written claim delivered by the claiming party to the representing party during the Survival Period shall terminate. Terms such as "to Seller's knowledge," "Seller's actual knowledge", "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Joe Akers, asset manager of the Property, and Robert Baker ("Seller's Knowledge Standard Employees"), without any duty of inquiry or investigation, or any constructive or imputed knowledge; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Knowledge Standard Employees on account of any breach of any representation or warranty made by Seller herein. Seller represents and warrants to Purchaser that the Seller's Knowledge Standard Employees are the only persons employed by

Seller or its Affiliates with primary responsibility for the management and operation of the Property. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Terms such as "to Purchaser's knowledge", "actual knowledge of Purchaser" "to the best of Purchaser's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Michael G. George or Daniel Tucker ("Purchaser's Knowledge Standard Employees"), without any duty of inquiry or investigation, or any constructive or imputed knowledge; provided that so qualifying Purchaser's knowledge shall in no event give rise to any personal liability on the part of Purchaser's Knowledge Standard Employees on account of any breach of any representation or warranty made by Purchaser herein. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions:
(i) the party bringing the action for breach delivers a written claim for the same within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. In no event shall Seller have any liability for any breach of a representation or warranty of Seller in this Agreement to the extent that Seller proves that Purchaser had actual knowledge (as defined in this Section 9.3) of such breach as of the Closing Date; provided, however, that the limitation set forth in this sentence shall not apply if Purchaser proves that Seller had actual knowledge of such breach as of the date such representation or warranty was made by Seller. Furthermore, Purchaser agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $1,000,000.00. The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

                        ARTICLE 10 - DEFAULT AND REMEDIES

         10.1 SELLER'S REMEDIES. IF THE CLOSING FAILS TO OCCUR SOLELY BY REASON OF THE DEFAULT BY PURCHASER (ALL CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED BY PURCHASER IN WRITING), SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT AS PROVIDED IN SECTIONS 10.3 AND 10.4 HEREOF), TO TERMINATE THIS AGREEMENT AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST PURCHASER HEREUNDER. SELLER AND PURCHASER AGREE THAT SELLER'S DAMAGES RESULTING FROM PURCHASER'S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN.

          SELLER INITIALS  /BB/              PURCHASER INITIALS  /MG/
                           ----                                  ----

Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser's default or a termination of this Agreement, Seller shall have all remedies available at law or in equity with respect to estopping or preventing Purchaser or any party related to or affiliated with Purchaser from improperly asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property. In all other events Seller's remedies shall be limited to those described in this Section 10.1 and Sections 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement which expressly survives the Closing.

         10.2 PURCHASER'S REMEDIES. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, plus the actual out-of-pocket expenses incurred by Purchaser in connection with this Agreement and the transaction contemplated hereby, up to, but not exceeding $100,000 in the aggregate, including, without limitation, amounts paid (A) to Purchaser's attorneys in connection with the negotiation of this Agreement, (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Article 4, (ii) enforce specific performance, (C) to unrelated and unaffiliated third parties in connection obtaining financing (including commitment fees and reimbursements payable to the lender), and (D) travel expenses, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before the date which is thirty (30) days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty (60) days following the scheduled Closing Date. Purchaser's remedies shall be limited to those described in this Section
10.2 and Sections 10.3 and 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court or arbitrator is unable to enforce specific performance due to reasons beyond the control of the court or arbitrator (such as, for example, sale of the Property to a third party who did not have knowledge of this Agreement or Purchaser's rights hereunder. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY PERSONAL LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE; PROVIDED, HOWEVER, THAT NOTHING IN THIS SENTENCE: (A) SHALL BE DEEMED TO LIMIT PURCHASER'S RIGHTS UNDER EXISTING LAWS TO RECOVER THE PROCEEDS OF THE TRANSACTION DELIVERED TO SELLER IN CONNECTION WITH ANY FRAUD, BREACH OR DEFAULT BY SELLER UNDER OR IN CONNECTION WITH THIS AGREEMENT (SUBJECT TO THE OTHER LIMITATIONS UPON LIABILITY CONTAINED HEREIN); OR (B) PREVENT THE BRINGING OF AN ACTION OF SPECIFIC PERFORMANCE PERMITTED HEREUNDER.

         10.3 ATTORNEYS' FEES. In the event either party hereto employs an attorney in connection with any action or proceeding relating to claims by one party against the other arising from or based upon the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys' fees, incurred in connection with such action or proceeding.

         10.4 OTHER EXPENSES. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

                       ARTICLE 11 - DISCLAIMERS; INDEMNITY

         11.1 DISCLAIMERS BY SELLER.

         (a) Except as provided in the Transaction Documents, it is understood and agreed that Seller has not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to
(i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric,
(x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

         (b) Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that any release of hazardous substance has come to be located on or beneath real property to provide written notice of that condition to a buyer of such real property. There is a possibility that a release of a hazardous substance may have come to be located on or beneath the Property as described in the environmental reports and documents which have been received and reviewed by Purchaser as part of the Property Documents. By its execution of this Agreement, Purchaser acknowledges its receipt of the foregoing notice given pursuant to
Section 25359.7 of the California Health and Safety Code.

         (c) Purchaser acknowledges that "Natural Hazards" described in the following California Code Sections (the "Natural Hazard Laws") may affect one or more of the Projects: Government Code Section 8589.3 (Special Flood Hazard); Government Code Section 8589.5 (Potential Flooding); Government Code Sections 51178 and 51179 (Very High Fire Hazard Severity Zone); Public Resources Code
Section 2622 (Earthquake Fault Zone); Public Resources Code Section 2696 (Seismic Hazard Zone); and Public Resources Code Section 4125 (Wildland Forest Fire Risks and Hazards). Purchaser acknowledges and agrees that Purchaser is an experienced real estate investor and is fully capable of determining whether any lists or maps delineating properties affected by such Natural Hazards are available and otherwise determining whether any such Natural Hazards affect the Property. Purchaser further represents and warrants that Purchaser has independently evaluated and investigated, or elected not to evaluate or investigate, whether any or all of such Natural Hazards affect the Property. Based on the foregoing, but subject to the representations and warranties of Seller set forth in the Transaction Documents, Purchaser knowingly and intentionally waives any disclosures, obligations or requirements of Seller with respect to Natural Hazards, including, without limitation, any disclosure obligations or requirements under the following California Code Sections:
Government Code Sections 8589.3, 8589.4 and 51183.5 and Public Resources Code Sections 2621.9, 2694 and 4136 (the "Natural Hazard Disclosure Requirements"). Purchaser acknowledges and agrees that this waiver has been specifically negotiated and is an essential aspect of the bargain between the parties.

         11.2 SALE "AS IS, WHERE IS." Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in the Transaction Documents. Except as expressly set forth in the Transaction Documents, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser acknowledges and agrees that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in the Transaction Documents, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the condition of the Property. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same and the representations and warranties in the Transaction Documents. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in the Transaction Documents. Upon Closing, subject to the representations, warranties and covenants set forth in the Transaction Documents, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations.

PURCHASER'S INITIALS  /MG/
                     -----

         11.3 SELLER RELEASED FROM LIABILITY. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), California Health and Safety Code, Sections 25300, et seq. and other similar applicable state laws, directly or indirectly, regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever. Purchaser further hereby WAIVES (and by closing this transaction will be deemed to have waived) any and all objections to or complaints regarding (including, but not limited to, federal, state and common law based actions), or any private right of action under, state and federal law to which the Property is or may be subject, including, but not limited to, CERCLA, RCRA, physical characteristics and existing conditions, including, without limitation, structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. Purchaser expressly waives the provisions of Section 1542 of the California Civil Code (or any similar provision or principle of law which may apply in any other state where any Property is located) which provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

         PURCHASER'S INITIALS:  /MG/
                              -----------

Notwithstanding anything to the contrary contained in this Section 11.3, Purchaser does not release Seller from (i) any of Seller's representations, warranties and covenants in the Transaction Documents; (ii) Claims by Purchaser for contribution as a direct result of any action brought against Purchaser by any third party (including, without limitation, any governmental authority with jurisdiction over the Property, any tenant or other occupant of the Property, any adjacent property owner or any lender holding a security interest in all or any portion of the Property) to the extent such Claims arise out of the release of Hazardous Materials on or under the Property that occurred during the period of time that Seller owned the Property, or (iii) any act of Seller constituting fraud or a criminal act; provided further, however, that nothing in this sentence is intended to expand or increase Seller's liability beyond that provided for in any Laws regarding Hazardous Materials or to constitute a representation or warranty as to the environmental condition of the Property other than as expressly set forth in Section 9.1.4.

         11.4 "HAZARDOUS MATERIALS" DEFINED. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible, and infectious materials.

         11.5 INDEMNITY. Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which first arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns on or after the Closing, including, without limitation, any Hazardous Materials introduced to the Property on or after the Closing. Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue prior to the Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Seller prior to the Closing, excluding, however, any of the matters for which Seller's liability is released under Section 11.3.

         11.6 SURVIVAL. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

         Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

                           ARTICLE 12 - MISCELLANEOUS

         12.1 PARTIES BOUND; ASSIGNMENT. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and permitted assigns of each of the parties hereto. Seller shall not be entitled to assign its rights or obligations under this Agreement to any party without Purchaser's consent in its sole and absolute discretion. Purchaser may assign its rights under this Agreement only upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlled, directly or indirectly, by David A. Taran or Stuart Z. Shiff or both of them (meaning the ability to direct the management and policies of the entity in question), (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain liable for the performance of Purchaser's obligations until the completion of the Closing, and (iv) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least five (5) days prior to Closing. Without limitation on the foregoing, for purposes of clause (i) above, an assignee which has an entity controlled, directly or indirectly, by David A. Taran or Stuart Z. Shiff or both of them, as a managing member or general partner thereof shall be a permitted assignee. Notwithstanding this Section 12.1, this Agreement may be assigned by a party to a qualified intermediary solely to facilitate an "Exchange" (as defined below), pursuant to the terms and conditions set forth in Section 12.21, but such assignment shall in no event relieve the assigning party from its responsibilities and liabilities hereunder.

         12.2 HEADINGS. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         12.3 INVALIDITY AND WAIVER. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         12.4 GOVERNING LAW. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

         12.5 SURVIVAL. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

         12.6 ENTIRETY AND AMENDMENTS. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         12.7 TIME. Time is of the essence in the performance of this Agreement.

         12.8 CONFIDENTIALITY. Neither party shall make a public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before the Closing, or of the specific terms and conditions of this Agreement before or after Closing, without the prior written specific consent of the other party; provided, however, that Purchaser may, subject to the provisions of

Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

         12.9 NOTICES. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section
1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt sent pursuant to either clause (ii) or (iii) above. Notice deposited in the mail in the manner hereinabove described shall be effective on the fifth (5th) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

         12.10 CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         12.11 CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

         12.12 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

         12.13 NO RECORDATION. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof; provided, however, that the foregoing shall not be deemed to prohibit the proper exercise by Purchaser of its remedy set forth in clause (ii) of Section 10.2.

         12.14 FURTHER ASSURANCES. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any material additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

         12.15 DISCHARGE OF OBLIGATIONS. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

         12.16 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and the parties shall have no further obligations under this Agreement except those which expressly survive the termination hereof.

         12.17 NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

         12.18 INTENTIONALLY OMITTED.

         12.19 INTENTIONALLY OMITTED.

         12.20 EXCULPATION. No present or future officer, director, trust manager, employee or agent of Seller or Purchaser shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, trust manager, employee, or agent, under or in connection with this Agreement or any other document or instrument heretofore or hereafter executed in connection with this Agreement either before or after Closing. Seller and Purchaser hereby waive and release any and all such personal liability and recourse. The limitations of liability provided in this Section
12.20 are in addition to, and not in limitation of, any limitation on liability provided for elsewhere in this Agreement or otherwise provided by law or in any other contract, agreement or instrument. Notwithstanding the foregoing, nothing in this Section 12.20: (a) shall be deemed to limit Purchaser's rights under existing laws to recover the proceeds of the transaction delivered to Seller in connection with any fraud, breach or default by Seller under or in connection with this Agreement (subject to the other limitations upon liability and recourse contained elsewhere in this Agreement); or (b) prevent an action of specific performance by Purchaser permitted hereunder.

         12.21 EXCHANGE. It is presently contemplated that Seller and/or Purchaser, or their respective permitted assigns, pursuant to Section 12.1, may desire to effectuate a tax-deferred exchange (also known as a "1031" exchange) (an "Exchange") in connection with the purchase and sale of the Property. Purchaser and Seller hereby agree to cooperate with each other in connection with any such Exchange and each party shall undertake all actions and execute such documents requested by the other party, or its permitted assigns pursuant to Section 12.1 (the "Exchanging Party"), to facilitate any such Exchange (including, without limitation, by executing documents consenting to the assignment of this Agreement to an exchange facilitator, if required), provided that: All documents executed by the party accommodating the Exchanging Party's exchange (the "Accommodating Party") in connection with any such Exchange shall be subject to the prior reasonable approval of the Accommodating Party and shall recognize that the Accommodating Party is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws and shall have no liability whatsoever if any such transaction fails to so qualify. Such Exchange shall not result in the Accommodating Party incurring any additional costs or liabilities nor shall it delay the Closing. In no event shall the Accommodating Party be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such Exchange other than the Property. The Exchanging Party shall indemnify, defend and hold the Accommodating Party harmless from and against all claims, demands, liability, losses, damages, costs and expenses (including, without limitation, attorneys' fees to review documentation) suffered or incurred by the Accommodating Party as a result of the Exchange which would not have otherwise been incurred by the Accommodating Party hereunder. In no event shall the Exchanging Party's consummation of an Exchange constitute a condition precedent to the Exchanging Party's obligations under this Agreement, and the Exchanging Party's failure or inability to consummate such Exchange shall not be deemed to excuse or release the Exchanging Party from its obligations under this Agreement. The obligations of the Exchanging Party under this Section 12.21 shall survive the Closing.

                         SIGNATURE PAGE TO AGREEMENT OF
                                PURCHASE AND SALE
                                 BY AND BETWEEN
                       AMERICAN INDUSTRIAL PROPERTIES REIT
                                       AND
                           DIVCO WEST PROPERTIES, LLC


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.


                                       SELLER:

                                       AMERICAN INDUSTRIAL PROPERTIES REIT,
                                       a Texas real estate investment trust


Date executed by Seller:               By:   /s/ ROBERT G. BAKER
          8/16, 2000                      --------------------------------------
--------------                         Name:     Robert G. Baker
                                            ------------------------------------
                                       Title:    VP Investments
                                             -----------------------------------


                                       PURCHASER:

                                       DIVCO WEST PROPERTIES, LLC,
                                       a Delaware limited liability company

Date executed by Purchaser:            By:   /s/ MICHAEL J. GEORGE
          8/15, 2000                      --------------------------------------
--------------                         Name:     Michael J. George
                                            ------------------------------------
                                       Title:    Authorized Agent
                                             -----------------------------------


                             JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement (which includes interest earned thereto, in escrow, and shall disburse the Earnest Money (which includes interest earned thereon), pursuant to the provisions of this Agreement.


                                       Fidelity National Title Insurance Company


Parties are aware that no funds        By:   /s/ PATTY BEVERLY
will be deposited into an interest        --------------------------------------
bearing account until a completed      Name:     Patty Beverly
W-9 is received into escrow.                ------------------------------------
Depositor will bear loss of interest   Title:    VP
until W-9 is received by Escrow.             -----------------------------------

Date executed by Escrow Agent          618728PB 8-2-00
                                       Phone (949) 622-4911
/s/ P. BEVERLY                         Fax (949) 477-6835
-------------------------------------
Escrow Officer



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